Exhibit 3.1

NYXOAH SA

Rue Edouard Belin 12

B-1435 Mont-Saint-Guibert

Register of legal entities of Walloon Brabant

VAT: BE 0817.149.675

TITLE I. Legal form, name, registered office, object and duration

Article 1	Legal form - Name

The company has the legal form of a public limited liability company (naamloze vennootschap/société anonyme).

The name of the company is "Nyxoah". This name shall always be preceded or followed by the words "société anonyme" or the abbreviation "SA" in French.

Article 2	Registered office, e-mail address and website

The registered office of the company is located in the Walloon Region.

The board of directors may transfer the company's registered office, provided the transfer does not result in a change to the language of the articles pursuant to the applicable linguistic rules. Such decision does not require an amendment to the articles of association, unless the company's registered office is transferred to another Region. In this case, the board of directors has the power to amend the articles.

If, due to a transfer of the company's registered office, the language of the articles of association must be changed, only the general shareholders' meeting has the power to take the decision, in accordance with the rules applicable to amendment of the articles of association.

The company may establish, by a simple decision of the board of directors, management offices, subsidiaries or branches in Belgium or abroad.

The company's website is the following: www.nyxoah.com

For purposes of communication as referred to in article 2:31 of the Code of Companies and Associations, the company can be contacted on the following e-mail address: corporate@nyxoah.com.

The board of directors may modify the e-mail address and the website of the company in accordance with the provisions of the Code of Companies and Associations.

Article 3	Purpose

The purpose of the company is, both in Belgium and abroad, in its own name and for its own account, the research and development, the manufacturing and the sale of medical devices.

For this purpose, the company may, in any manner, collaborate and participate, or take an interest in other companies, directly or indirectly.

The company may guarantee to secure its own obligations or those of third parties by, among other things, granting a mortgage or pledge over its assets, including its own business assets.

The company may generally carry out all commercial, industrial, financial, movable or real estate transactions which directly or indirectly relate to its purpose or which could facilitate the realisation thereof.

Article 4	Term

The company is established for an unlimited duration.

TITLE II. Capital – Shares

Article 5	Capital

The capital amounts to three million seven hundred ninety-seven thousand seven hundred sixty-five euro sixty-four cent (EUR 3,797,765.64).

It is represented by twenty-two million one hundred seven thousand six hundred nine (22,107,609) shares, without nominal value, each representing an equal part of the company's capital.

Article 6	Nature of the shares - Exercise of rights attached to Shares

The shares shall be in registered or dematerialized form, at the discretion of their owner or holder (hereinafter, both the "Holder") and within the limits set by applicable law. The Holder may at any time, at its expense, request the conversion of registered shares into a dematerialized form and vice versa.

The register of all registered shares can be held in electronic form. The board of directors can decide to entrust a third party with keeping and the administration of the electronic register.

The shares are indivisible vis-à-vis the company. If a share belongs to different persons, if the rights attached to a share are divided over different persons, or if different persons hold rights in rem to the same shares, the board of directors may suspend the exercise of the rights attached thereto until one single person has been designated as shareholder vis-à-vis the company and notification thereof has been given to the company. All convocations, notifications and other announcements by the company to the different persons entitled to one share are made validly and exclusively to the designated common representative.

The rights attached to shares that are pledged or subject to usufruct shall be exercised by the owner-pledgor and the person having the usufruct, respectively, unless agreed otherwise in an agreement signed by all relevant parties and notified to the company.

Article 7	Authorised capital

The board of directors is authorised to increase the capital of the company on one or several occasions in accordance with the Code of Companies and Associations by a maximum aggregate amount of three million six hundred eighty thouand two hundred ninety-seven euro thirty-nine cent (EUR 3,680,297.39).

This authorisation is valid for a period of five years as from the date of publication in the Annexes to the Belgian State Gazette of an extract of the minutes of the extraordinary shareholders' meeting of the company held on 7 September 2020.

Every capital increase decided upon by the board of directors in the context of authorised capital shall be effected in accordance with the modalities to be determined by the board of directors, and may amongst others be achieved (i) by contributions in cash or in kind, or a combination of both, (ii) by capitalisation of reserves, whether available or unavailable for distribution, and capitalisation of issue premiums, (iii) with or without the issuance of new shares (at, above or below the par value and with or without issue premium), with or without voting rights, that will have the rights as will be determined by the board of directors, or (iv) with issuance of convertible bonds or warrants, bonds with warrants or other securities.

The board of directors is authorized, when exercising its powers within the framework of the authorized capital, to restrict or cancel, in the interest of the company, the preferential subscription rights of each shareholder, and - as far as needed and applicable - of each holder of subscription rights issued by the Company. This restriction or cancellation of the preferential subscription rights can also be done in favor of members of the personnel of the company or of its subsidiaries, or in favor of one or more persons other than members of the personnel of the company or of its subsidiaries.

In the event of a capital increase decided by the board of directors within the framework of the authorised capital, any issue premiums shall be booked on one or more separate reserve accounts "issue premiums.

The board of directors is also expressly authorised to increase the company's capital after having been notified by the FSMA that the company is the subject of a public takeover bid. This authorisation is valid with respect to the public takeover offers of which the FSMA has notified the company no later than three years following 7 September 2020.

The board of directors is also authorized, with the right of substitution, to amend the company's articles of association after each capital increase that has occurred within the framework of the authorised capital, in order to align them with the new situation of the capital and the shares.

Article 8	Calls for payment

The board of directors independently decides on calls for payment on shares which have not been entirely liberated.

Each payment called is accounted to all of the shares of which the shareholder is the owner.

The board of directors can authorise shareholders to pre-pay uncalled capital on their shares. In this case, the board of directors will fix the terms pursuant to which these prepayments will be permitted. The prepayments will qualify as advances.

Any shareholder who is in default of payments called, automatically has to pay the company interest at the statutory rate increased by two percent, as from the date such payment call was originally due and the voting rights attached to the relevant shares shall be suspended automatically for as long as the relevant payments have not been made.

The board of directors can, if such failure is not remedied within one month of a notice of default (or such other period as the board of directors may decide), cause such shares to be sold on the stock exchange, with or without the assistance of an intermediary, without prejudice to the right to claim from such shareholder any amount that remains outstanding plus such damages and interests as may apply.

Article 9	Capital reduction

The capital of the company can be reduced in accordance with the applicable legal provisions.

Article 10	Acquisition, pledge and disposal of own shares

The company may acquire, pledge and dispose of its own shares in accordance with the applicable legal provisions.

Article 11	Other securities

The company is authorised to issue all securities not prohibited by or pursuant to the law. These securities may be in registered form or dematerialised.

Article 12	Disclosure of major shareholdings

Without prejudice to the applicable legal provisions relating to the disclosure of significant shareholdings, every natural person or legal entity that acquires, directly or indirectly, securities of the company granting voting rights, whether they represent the company's capital or not, must notify the board of directors of the company and the FSMA of the number and percentage of existing voting rights he or she holds, whether directly or indirectly, or whether alone or in concert with one or several other persons, as a result of the acquisition, if the voting rights attached to the securities granting voting rights reach or exceed 3%, 5%, 10%, 15%, 20%, or any further multiple of 5% of the total outstanding voting rights. Without prejudice to the applicable legal provisions relating to the disclosure of significant shareholdings, the same notification is required when, as a result of the transfer of securities, the number of voting rights drops below one of the aforementioned thresholds.

TITRE III. Management and audit

Article 13	Composition of the board OF DIRECTORS

The company is managed by a board of directors composed of at least three members, natural or legal entities, who need not be a shareholder.

Directors are appointed by the general shareholders' meeting. The duration of their mandate may not exceed four years. Directors whose mandate came to an end may be reappointed.

In the event of one or more vacancies, the remaining directors, at a board meeting, shall be empowered to provisionally fill the vacancies, until the next general shareholders' meeting. The first general shareholders' meeting that follows shall decide whether to confirm the appointment of the co-opted director(s).

The general shareholders' meeting may remove a director from office at any time, with immediate effect and without cause.

When a legal entity is appointed as director of the company, such legal entity must appoint a permanent representative in accordance with the applicable legal provisions.

Article 14	Chairperson of the board of directors

The board of directors elects a chairperson from among its members. The chairperson of the board of directors may elect a vice-chairperson. If no chairperson has been appointed or if he or she is absent or hindered, the meeting shall be chaired by the vice-chairperson, if appointed and not absent or hindered, or otherwise by the oldest director.

Article 15	Remuneration

The general shareholders' meeting can decide whether or not the mandate of the directors is remunerated by awarding a fixed and/or variable remuneration.

The amount thereof is determined by the general shareholders' meeting and will be borne by the general expenses of the company. The general shareholders' meeting can determine the aggregate amount of the remuneration allocated to the directors, who shall then divide this amount among themselves.

Unless the general shareholders' meeting decides otherwise, the mandate of a director is deemed not to be remunerated.

The board of directors is authorised to award an extraordinary remuneration to directors who are charged with special functions or assignments. This extraordinary remuneration shall be booked as company expense.

The restrictions provided for in Article 7:91 of the Code of Companies and Associations shall not apply to the Company in respect of any persons falling within the scope of these provisions (whether directly, pursuant to Article 7:121 of the Code of Companies and Associations, or otherwise).

Article 16	Meetings

The board of directors shall meet as frequently as the interest of the company requires. The board of directors shall meet when convened by the chairperson or, in case he or she is absent or hindered, a vice-chairperson, if any, or, in the absence the latter, by a director appointed by the other directors. A board meeting must be called upon the request of two or more directors.

Unless all directors agree otherwise, convening notices must be given at least four (4) calendar days before the board meeting, except in case of emergency. In case of emergency, the convening notice must be given with not less than two (2) business days' notice, and the reasons for the emergency should be specified in the notice.

Convening notices are valid if delivered by ordinary letter, e-mail or any other means of communication specified in Article 2281 of the Belgian Civil Code. Board meetings are held at the registered office or at the place indicated in the convening notice. Each director can instruct, by means of an ordinary letter, e-mail or any other means of communication or medium bearing his or her signature (including an electronic signature), another director to represent him or her it at a specified board meeting and to vote in his or her place. In that case, the instructing director shall be deemed present. A director can represent multiple members of the board of directors and can, in addition to his or her own vote, cast as many votes for which he or she has a proxy from other directors.

Board meetings can be held by using any telecommunication means permitting a joint discussion, such as telephone conferencing or video conferencing. Directors taking part in a meeting held by telephone conferencing or video conference shall be deemed present at the meeting.

At least half of the directors need to be present or represented to have a quorum. If the quorum is not reached, each director shall be entitled to convene a second meeting that may validly deliberate and decide on the items that were on the agenda of the first meeting regardless of the number of directors present or represented, provided that at least two (2) directors are present. The convening notice for such second board meeting needs to be sent at least seven (7) calendar days prior to the date of the second meeting, unless in case of emergency the reasons of which should then be specified in the convening notice.

The board of directors can only validly deliberate on items that are not mentioned on the agenda, if all directors are present or represented at the board meeting and unanimously consent to do so. This consent is assumed to have been given if no objection is recorded in the minutes.

Board resolutions can also be adopted by unanimous written consent of all directors. This written procedure cannot be used to establish the annual financial statements or to use the authorised capital. Unless specified otherwise, the resolutions adopted by unanimous written consent shall be deemed to have been taken at the seat of the company on the date that they are signed by the last director.

Article 17	Deliberations and resolutions

Unless otherwise provided in these articles of association, the board resolutions shall be adopted by a simple majority of the votes cast by the directors present or represented at the board meeting, and in case of abstentions, by a simple majority of the votes of the other directors present or represented at the board meeting.

Each director has one (1) vote, but can, in addition to his or her own vote, cast as many votes for which he or she has a proxy from other directors.

In case votes are tied, the person chairing the board meeting shall have a casting vote.

Article 18	Conflicts of interest

In the event that a director has a direct or indirect interest of a proprietary nature that is opposed to that of a transaction on which the board of directors is called upon to pronounce or a decision that the board of directors is called upon to take, the rules and formalities provided by law shall apply. In such case, the conflicted director(s) shall be disregarded for the collation of the quorum and the votes. In case all directors or all but one director have such conflict of interest, the relevant decision or transaction should be submitted to the general meeting of shareholders. In case of approval by the general meeting of shareholders', the decision or transaction can be implemented by the board of directors.

Article 19	Powers of the board of directors – Daily management

The board of directors is empowered with the most extensive powers to perform all acts necessary or useful to achieve the company's purpose, with the exception of those reserved by law or the articles of association to the general shareholders' meeting.

The board of directors is authorised to delegate the day-to-day management of the company and the representation as far as such management is concerned to one or more persons, directors or not. In case these persons are directors, they are called "managing directors". In case the daily management of the company is delegated to more than one person, these persons will form a collegial organ.

Unless the board of directors decides otherwise, the mandate of a person in charge with daily management is deemed not to be remunerated. The restrictions provided for in Article 7:121 juncto 7:91 of the Code of Companies and Associations shall not apply to persons entrusted with daily management, nor to any other leading persons the company in respect of any persons, for all persons falling within the scope of these as meant in Article 3:6 §3 the Code of Companies and Associations.

The board of directors can delegate a part of its powers to one or more persons who need not to be directors. It will determine their powers and remuneration. It can dismiss them and, if necessary, replace them.

The persons in charge of the daily management can give special proxies to any agent within the limits of their own powers.

The board of directors can draw up internal rules.

Article 20	Committees of the board of directors

The board of directors shall have the power and, to the extent required by applicable law, the obligation to establish, one or more advisory committees in its midst and under its responsibility, such as (but not limited to) an audit committee, a nomination committee and a remuneration committee (which can be combined with the nomination committee).

The board of directors determines the composition and the missions of these committees and may draw up their terms of reference.

Article 21	Minutes

The board resolutions are recorded in minutes, which are kept at the registered office of the company, and are signed by the director that chaired the meeting and the directors that wish to do so..

Copies or extracts of the minutes, to be produced in court or elsewhere, are signed by the chairperson of the board of directors, by two directors, or as the case may be, by any person(s) to whom daily management powers have been delegated, or by a special proxy holder.

Article 22	representation of the company

Notwithstanding the general powers of representation of the board of directors as a collegial body, the company shall be validly represented, for all deeds and acts, including those involving a public or ministerial official as well as before a court, as claimant or defendant:

-	by two directors, acting jointly;
-	within the scope of the daily management, by any person to whom such daily management has been delegated, and should the daily management by exercised by a collegial organ, by two of its members;
-	by any other person acting within the mandate granted to such person by the board of directors or a person in charge of the daily management.

Third parties cannot demand a prior decision of the board of directors as proof of the special powers of representation of these persons.

Article 23	Audit

The financial position, the annual financial statements and the compliance of the transactions to be reflected in the annual financial statements, pursuant to the law and the articles of association shall be audited by one or more statutory auditors. The statutory auditors are appointed among the members of the Institute of Certified Auditors (Institut des Réviseurs d'Entreprises/Instituut der Bedrijfsrevisoren). The statutory auditors are appointed and remunerated in accordance with the relevant legal provisions.

The general meeting shall determine the number of auditors and fix their emoluments. In case more than one auditor has been appointed, they will act as a collegial body. They may divide their audit duties between them.

The appointment of retiring auditors which have not been re-appointed shall terminate after the closing of the annual shareholders' meeting.

TITLE IV. General shareholders' meeting

Article 24	Meeting

The annual shareholders’ meeting is held on the second Wednesday of the month of June, at 2:00 p.m. CET. Should this day be a public holiday, even if it is only a public holiday in one of the communities of Belgium, the meeting shall take place on the next working day at the same time, not including Saturday or Sunday.

The annual, special and extraordinary general shareholders' meetings are held at the place and time indicated in the convening notices. They can be held at a different place in Belgium than at the registered office of the company.

One or more shareholders holding at least ten (10) % of the company's capital may, in accordance with the Code of Companies and Associations, request that a general shareholders' meeting be held in order to submit one or more proposals. Notices shall be sent within the time limits and in accordance with the provisions of the Code of Companies and Associations.

One or more shareholders holding at least three (3) % of the company's capital may, in accordance with the Code of Companies and Associations, request the inclusion of items on the agenda of any general shareholders' meeting and submit proposals for resolutions on the items included or to be included on the agenda.

Article 25	Convening notices

General shareholders' meetings shall be convened in accordance with the relevant legal provisions. The convening notice shall contain the agenda for the meeting, as well as the information required by applicable law.

The convening notices drafted by the board of directors can be validly signed in its name by a person to whom the daily management of the company has been delegated.

The persons participating in or represented at a general shareholders' meeting are considered to have been validly convened. They can also, before or after the general shareholders' meeting that they did not attend, waive the convening notice, or any irregularity in the convening notice, in writing.

The convening notices are assumed to be given on the day they are sent out.

Article 26	Admission to the general shareholders' meeting

The right to participate in a general shareholders’ meeting and to vote is only granted based on an accounting registration of the shares on the name of the shareholder, on the fourteenth (14th) day before the general shareholders’ meeting, at midnight (CET), either by their registration in the register of registered shares of the company, or by their registration on the accounts of a recognized account holder or of a clearing institution, irrespective of the number of shares the shareholder possesses at the day of the general shareholders’ meeting.

The day and time referred to in the first paragraph of this article form the record date.

The shareholder notifies the company, or the person appointed by the company for this purpose, ultimately on the sixth (6th) day before the date of the general shareholders' meeting, that he wants to participate in the general shareholders’ meeting. The recognized account holder or the clearing institution provides the shareholder with a certificate evidencing the number of dematerialized shares registered in the shareholder’s name on his accounts on the record date, for which the shareholder has indicated his desire to participate in the general shareholders’ meeting.

In a register designated by the board of directors, the name and address or registered office of each shareholder who has notified the company of its intention to participate in the general shareholders’ meeting are noted, as well as the number of shares he or she possessed on the record date and for which he or she has indicated to be participating in the general shareholders’ meeting, and the description of the documents demonstrating that he or she was in possession of the shares on said record date.

The holders of profit sharing certificates (parts bénéficiaires/winstbewijzen), non-voting shares, bonds, warrants or other securities issued by the company, as well as the holders of certificates issued with the collaboration of the company and representing securities issued by the company (if any such exist), may attend the general shareholders’ meeting with advisory vote insofar permitted by law. They may only participate in the vote in the cases determined by law. They are in any event subject to the same formalities as those imposed on the shareholders with respect to notice of attendance and admission, and the form and submission of proxies.

Article 27	Representation

Each shareholder who is entitled to participate in the general shareholders' meeting, can be represented at said general shareholders' meeting by a proxy holder who has been granted a written proxy. Such proxies must be granted in accordance with the applicable law and/or as set out (in accordance with the applicable law) in the convening notice, as the case may be.

The holders of a proxy must comply with the relevant legal provisions concerning proxies for general shareholders' meetings, as relevant. In particular, the proxy must be signed by the shareholder and be sent to the company's e-mail address or the e-mail address specifically indicated in the notice of the meeting, at the latest six (6) days before the general shareholders' meeting.

The board of directors can establish a template for the proxies and make them available to the security holders.

Article 28	Bureau

Each general shareholders' meeting shall be chaired by the chairperson of the board of directors, or, in case he or she is absent or hindered, a vice-chairperson of the board of directors, if any, or, in the absence of the latter, a director appointed by the board of directors or its chairperson, or in the absence of such appointment, by another director present or another person appointed by the directors present.

Unless otherwise decided by the shareholders present and represented at the general shareholders' meeting, the chairperson will appoint a secretary, who does not need to be a shareholder or a proxyholder of a shareholder.

In the event the number of participants in the general shareholders' meeting so requires, the chairperson of the general shareholders' meeting will appoint one or more tellers from among the shareholders or their proxy holders.

The chairperson of the general shareholders' meeting, the secretary and the tellers, if any, together make up the bureau of the general shareholders' meeting.

The chairperson can assemble the bureau prior to the general shareholders' meeting and, as such, the assembled bureau can proceed with the verification of the proxies granted to the participants of the general shareholders' meeting prior to the opening of the meeting.

Article 29	Number of votes

Each share carries one vote, without prejudice to the cases in which the voting rights are suspended pursuant to these articles of association, the Code of Companies and Associations or any other applicable legislation.

Article 30	Remote votinG BEFORE THE GENERAL MEETING

When provided for in the convocation notice to the general meeting, shareholders shall be authorised to vote remotely, by correspondence or via the company's website, using a form prepared and provided by the company. This form must indicate the date and place of the general shareholders' meeting, the shareholder’s name, domicile or registered office, the number of votes which the shareholder wishes to cast at the general shareholders' meeting, the type of shares held and the items on the agenda for the meeting (including proposed resolutions) and include a space allowing the shareholder to vote for or against each resolution or to abstain as well as the deadline by which the voting form must reach the company. It shall expressly stipulate that the form must be signed and reach the company no later than the sixth (6th) day prior to the general shareholders' meeting. Digital votes via the company's website can be cast up to the day prior to the general meeting.

Article 31	Deliberations

The general shareholders’ meeting cannot deliberate on items that are not mentioned in the agenda, unless all shareholders are present or represented at the meeting and they unanimously decide to deliberate on these items.

Except when otherwise provided for by legal provisions or by the articles of association, the resolutions are taken by simple majority of the votes cast, irrespective of the number of shares represented at the general shareholders' meeting, except in the cases the law prescribes an attendance quorum. Blank and invalid votes are not taken into account to determine the votes cast.

The articles of association may only be amended by a majority of at least three quarters of the votes cast or, for amendments to the purpose of the company, four fifths of the votes cast, excluding abstentions.

The votes cast during the general shareholders' meeting are taken by raising hands or by calling off names, unless the general shareholders' shareholders’ meeting decides otherwise by simple majority of the votes cast.

An attendance list indicating the names of the shareholders and the number of shares held by each shall be signed by each shareholder or his or her proxyholder before entering the general shareholders' meeting.

Article 32	ADJOURNMENTS

Without prejudice to the right to adjourn pursuant to the applicable legal provisions, the board of directors has the right to adjourn the deliberations of each annual general meeting by five (5) weeks, even during the meeting itself.

Article 33	Minutes

The minutes of the general shareholders' meeting shall be signed by the members of the bureau and by those shareholders who ask to do so.

The minutes of the general shareholders' meeting shall mention for each resolution the number of shares for which votes have been cast validly, the percentage of the capital represented by these shares, the total number of votes validly cast, and the number of votes cast in favour of against each resolution, as well as the number of abstentions, if any. The company shall publish this information on its website within fifteen (15) calendar days after the general shareholders' meeting.

Copies or extracts from the minutes are signed by two directors, acting jointly, or by a managing director.

Article 34	Remote participation

If so provided in the convening notice for the general shareholders' meeting, each holder of shares, convertible bonds, warrants or certificates issued with the collaboration of the company can participate remotely to the general shareholders' meeting via electronic means of communication made available by the company, unless applicable law does not permit it.

As far as compliance with quorum and majority requirements is concerned, those who participate in this way to the general shareholders' meeting are considered to be present at the place where the meeting is held.

The aforementioned electronic means of communication must enable the company to verify the capacity and identity of the holder of the securities. The modalities to verify the capacity and identity of the person wishing to participate remotely are determined by the board of directors.

The holder of securities that wants to make use of this should at least be able to follow the deliberations directly, simultaneously and continuously during the general shareholders' meeting and shareholders need to be able cast their vote on each item on which the meeting needs to express itself.

TITLE V. Accounting year – Distributions of profits – (Interim) dividends

Article 35	Accounting year

The financial year starts on the first (1) of January and ends on the thirty-first (31) of December each year.

At the end of each financial year the board of directors draws up an inventory as well as the annual accounts.

To the extent required by law, the directors also draw up an annual report in which they account for their management. This report contains a comment on the annual accounts in which a true overview is given of the operations and of the position of the company, as well as the information prescribed by the Code of Companies and Associations.

Article 36	Distribution of profits

The net profits of the financial year are distributed in accordance with the applicable legal provisions.

Five (5) percent of the company's net profit is deducted each year to form a legal reserve. Once this legal reserve amounts to one tenth (1/10th) of the capital, such deduction is no longer required.

The general shareholders' meeting allocates the balance of the net profit by a simple majority of the votes upon the proposal of the board of directors.

Article 37	Interim dividend

The board of directors can, at its own responsibility, declare the payment of interim dividends, in the cases and within the time limits provided by law.

Article 38	Dividends

The dividends will be paid at the times and places as determined by the board of directors. All dividends not claimed within five years are time-barred and remain acquired by the company. They will be allocated to the legal reserve.

TITLE VI. Dissolution and liquidation

Article 39	Appointment and powers of liquidators

If the company is wound up, for any reason and at any time whatsoever, liquidation shall be carried out by a liquidator or liquidators appointed by the general shareholders' meeting.

If it appears from the report summarising the company's assets and liabilities prepared in accordance with the Code of Companies and Associations that all creditors cannot be satisfied in full, the appointment of the liquidator(s) in the articles of association or by the general shareholders' meeting must be submitted to the president of the business court, unless it appears from this summary that the company only has debts to its shareholders and all shareholders who are creditors of the company confirm in writing their agreement with the appointment.

In the absence of the appointment of a liquidator or liquidators, the members of the board of directors shall be considered, by operation of law, as liquidators with regard to third parties, without however possessing the powers which the law and the articles of association grant to the liquidator appointed in the articles, by law or by the court, with respect to liquidation transactions.

The general shareholders' meeting shall determine the liquidators’ fees, where appropriate.

The company's liquidation shall be concluded in accordance with the provisions of the Code of Companies and Associations.

Article 40	Allocation of the liquidation proceeds

Following settlement of all debts, charges and costs of the liquidation, the net assets are first used to pay back, in cash or in kind, the fully paid-up and not yet paid back amount of the shares.

The balance, as the case may be, is divided in equal parts among all shares.

If the net proceeds are not sufficient to pay back all shares, the liquidators will first pay back these shares that are paid-up to a higher extent until they are at a level equal to the shares that are paid-up to a lesser extent, or they call for an additional paying-up of capital for the latter shares.

TITLE VII. General provisions

Article 41	Election of domicile

Any holder of registered securities domiciled abroad shall be required to elect domicile in Belgium for all matters relating to the execution of these articles of association. In the absence of such an election of domicile, he or she is deemed to have elected domicile at the registered office of the company, where all notifications, notices and summonses and convocations can be validly served upon them.

Holders of registered shares must notify the company of any change of domicile. In the absence of such a notification, all communications, convocations or notifications will be validly made at their last known address.

The directors, the persons in charge of the daily management, the auditors and the liquidators, domiciled abroad, shall be deemed, throughout their term of office, to have elected domicile at the registered office of the company at which all judicial acts are validly sent to them.

Each director, person in charge of the daily management, auditor or liquidator may elect domicile at the registered office of the company for all matters relating to the exercise of their mandate. This election of domicile is enforceable against third parties in accordance with the legal provisions.

Article 42	Choice of forum

All disputes relating to corporate matters and the implementation of these articles of association between the company, its shareholders, holders of bonds, holders of warrants, or holders of other securities or certificates issued by or with the cooperation of the company, its directors, statutory auditors, or liquidators, shall be subject to the exclusive jurisdiction of the courts of the jurisdiction of the registered office of the company, unless otherwise determined by the applicable law.

Article 43	Common law

Any provisions of these articles of association that are contrary to any other applicable legislation shall be considered null and void. The invalidity of an article or part of an article in these articles of association shall have no effect on the validity of the remaining provisions (or parts thereof).

Article 44	Applicable law

For all matters that are not expressly regulated in these articles of association, or for the legal provisions from which would not be deviated validly in these articles of association, the provisions of the Code of Companies and Associations and the other provisions of Belgian law apply.